Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3, No. 333-109331, Form S-3, No. 333-109335, Form S-3, No. 333-88606, Form S-3, No. 333-64616, Form S-3, No. 333-65142, Form S-3, No. 333-13363, Form S-3, No. 333-03205, Form S-3, No. 333-03596, Form S-8, No. 333-117669, Form S-8, No. 333-81865, Form S-8, No. 333-81863, and Form S-8, No. 333-35853) of The Mills Corporation and in the related Prospectuses of our report dated November 19, 2004, with respect to the Combined Statement of Certain Revenues and Certain Operating Expenses for the year ended December 31, 2003 of the General Motors Asset Management Portfolio, included in this current report on Form 8-K/A dated October 15, 2004, of The Mills Corporation and The Mills Limited Partnership.

/s/ Ernst & Young LLP

McLean, Virginia
December 28, 2004